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                                                                    EXHIBIT 99.2


                                LOCK-UP AGREEMENT



                  Agreement dated as of March 27, 2001 between Global TeleSystems (Europe) Ltd., a company incorporated under the laws of the United Kingdom (the "Company"), Global TeleSystems Inc. ("GTS"), a Delaware corporation ("GTS"), and each of the Bondholders identified in Schedule I hereto.

                                   BACKGROUND

                  A. The Company desires to satisfy all claims arising under or relating to the Bonds (as defined below) as part of a corporate restructuring of Business Services (the "Restructuring"). An outline of the terms and conditions relating to the Restructuring is set forth in the Summary of Terms and Conditions attached as Exhibit A (the "Summary"). The Company, GTS, an unofficial committee (the "Committee") of holders of the Bonds (the "Bondholders") and their respective advisors have negotiated the Summary.

                  B. The Summary contemplates that the Restructuring will be effected pursuant to a scheme of arrangement under Part XIII of the Companies Act of 1985 (the "Scheme").

                  C. On condition that the Scheme and Restructuring are consistent with this Agreement and the Summary, each Bondholder Group Member (as defined below) is willing, subject to the terms and conditions set forth herein, to support and do everything required of it in its capacity as a Bondholder to ensure the implementation of the Scheme and the Restructuring.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                  1. Definitions.

                  (a) In this Agreement:

                           "Bondholder Group" means the group of Bondholders listed in Schedule I, and "Bondholder Group Member" shall mean any one of them.

                           "Bonds" means, collectively, $ 230,000,000 principal amount 11 1/2% Senior Notes due 2007, $ 150,000,000 principal amount 10[ ]% Senior Notes due, DM 125,000,000 principal amount 11 1/2% Senior Notes due 2007 and DM 150,000,000 principal amount 11% Senior Notes due 2008 issued by the Company.

                           "Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City, London and Frankfurt.

                           "Business Plan" means the business plan drawn up for the management and operation of Business Services.

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                           "Business Services" means the business unit
         comprising the entities listed in Schedule II.

                           "Claim" means, in relation to any Bondholder and on the Effective Date, any claim arising from or related to the Bonds or the indentures or other documents governing the Bonds, including, without limitation, the total amount in Dollars of principal and interest accrued on the Bonds that such Bondholder is the beneficial owner of, with any amount in Deutschemarks converted to Dollars at the Deutschemark/Dollar Exchange Rate.

                           "Committee" means the unofficial committee of Bondholders that has negotiated the Summary with GTS, the Company and their respective advisors.

                           "Company" means Global Telesystems (Europe) Ltd., a company incorporated under the laws of England and Wales with registered number 3254558.

                           "Public Consent Solicitation" means the Solicitation of Consents to Amendments with Respect to the Indentures Governing the Bonds that the Company intends to undertake in connection with the Bonds in order to modify and amend certain provisions of the Bonds to permit the Company to, among other things, enter into the Working Capital Facility and Ebone Facility contemplated in the Summary.

                           "Court" means the High Court, a division of the Supreme Court of England and Wales.

                           "Deutschemark/Dollar Exchange Rate" means the rate of exchange for Deutschemarks into Dollars on the date the Scheme is sanctioned by the Court.

                           "Deutschemarks" and "DM" mean German Deutschemarks.

                           "Dollars" and "$" mean the lawful currency of the United States of America from time to time.

                           "GTS" has the meaning set forth in the recital of parties to this Agreement.

                           "Indentures" means, collectively, the indentures governing the Bonds.

                           "Majority Bondholder Group" has the meaning set forth in paragraph 3 below.

                           "Restructuring Documents" means any and all agreements or documents implementing the Restructuring, including, but not limited to, the Summary, consent solicitation documents and documents associated with the Scheme.

                           "Scheme" has the meaning set forth in the recitals to this Agreement.


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                  (b) Capitalized terms used but not defined in this Agreement have the meanings set forth in the Summary.

                  (c) In this Agreement, references to a "Section", "Schedule" or "Exhibit" are references to Sections of, and Schedules and Exhibits to, this Agreement.

                  2. Support of the Scheme.

                  (a) Subject to Section 3, each Bondholder Group Member hereby agrees that it will, and will procure its nominee (as record holder of all Bonds beneficially owned or under management by it), to support and do everything required of it in its capacity as a Bondholder to ensure the implementation of the Scheme.

                  (b) Each Bondholder Group Member understands that the Company's obligation to consummate the Scheme will be subject to certain conditions, including the sanctioning of the Scheme by the Court.

                  (c) Prior to the termination of this Agreement, each Bondholder Group Member agrees to forbear from exercising, and from supporting any exercise by other Bondholders (or their trustee or representative) of, remedies against the Company and GTS (and their respective affiliates, officers and directors) in connection with the Bonds under the Credit Agreement, including, without limitation, (i) acceleration and (ii) commencement of any action or proceeding to collect or recover any amount on the Bonds which is due and payable.

                  3. Termination of Agreement by a Bondholder Group Member. Each Bondholder Group Member may terminate this Agreement, insofar as it relates to such Bondholder Group Member, by providing written notice to the Company if:

                  (a) either:

                           (i) the Company shall not have delivered a business
                  plan for the operation of Business Services (the "Business Plan") to the Bondholder Group on or before April 30, 2001; or

                           (ii) Bondholder Group Members representing more than
                  50% of the aggregate Claims of the Bondholder Group (the "Majority Bondholder Group"), acting reasonably and in good faith, provide written notice to the Company within seven (7) Business Days after delivery of the Business Plan that (A) the Business Plan differs in one or more material respects from the Business Plan previously described by the Company to the Committee and (B) such Business Plan is not acceptable to the Bondholder Group;

                  (b) as of May 31, 2001, the Company has not applied to the Court to order meetings of the Bondholders and the shareholders of the Company to agree the Scheme;

                  (c) as of July 31, 2001, the Effective Date has not occurred;


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                  (d) the Restructuring Documents provide or are modified to provide for any terms that are materially adverse to or materially inconsistent with any of the terms or conditions of the Summary, unless the Majority Bondholder Group otherwise consents;

                  (e) the Company materially breaches this Agreement or fails to satisfy any of the terms or conditions of the Summary; or

                  (f) there shall have been a material adverse change to the financial condition or the operations of Business Services since the date of the Agreement.

                  Termination of the Agreement shall occur automatically upon the date notice is received by the Company.

                  4. Disposition of Bonds. Each Bondholder Group Member hereby covenants and agrees that, on or prior to July 31, 2001, it shall not, and shall not agree to, sell, transfer, assign, hypothecate or otherwise dispose of any Bonds now owned or that may hereafter be acquired by such Bondholder Group Member at any time, except pursuant to the Scheme, unless the person to which the Bonds are sold, transferred, assigned, hypothecated or otherwise disposed of executes and delivers to the Company a counterpart of and agrees to be bound by this Agreement.

                  5. Title to Bonds. Each Bondholder Group Member represents and warrants that:

                  (a) it is the beneficial owner of Bonds, or is the nominee, investment manager or advisor for beneficial holders of Bonds, as indicated on Schedule I;

                  (b) other than pursuant to this Agreement, such Bonds are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Bondholder Group Member's performance of its obligations contained in this Agreement; and

                  (c) it has the full right, power and authority to sell, transfer and deliver such Bonds pursuant to the Scheme and to enter into this Agreement.

                  6. Notices. All notices and consents hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, or telecopy, or initially deposited in the mails, by certified or registered mail, postage prepaid return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

                  (a) if to the Company, to:

                  151 Shaftesbury Avenue
                  London WC2H 8AL
                  Attention: Chief Executive Officer
                  Telephone: 44 207 769 8100
                  Telecopy: 44 207 769 8083


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                  with a copy to:

                  Douglas P. Bartner, Esq.
                  Andrew Tenzer, Esq.
                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, NY 10022
                  Telephone:  (212) 848-4000
                  Telecopy:   (212) 848-7179

                  (b) if to GTS, to:

                  4121 Wilson Blvd
                  8th Floor
                  Arlington, Va  22203
                  Attention: Chief Administrative Officer
                  Telephone:  (703) 236-3100
                  Telecopy:   (703) 236-3605

                  with a copy to:

                  Douglas P. Bartner, Esq.
                  Andrew Tenzer, Esq.
                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, NY 10022
                  Telephone:  (212) 848-4000
                  Telecopy:   (212) 848-7179


                  (c) if to any Bondholder Group Member, to such Bondholder Group Member at the address shown for such holder on the applicable signature page hereto, to the attention of the person who has signed this Agreement on behalf of such holder;

                  with a copy to:

                  c/o Paul S. Aronzon, Esq.
                  Milbank, Tweed, Hadley & McCloy LLP
                  601 South Figueroa Street, 30th Floor
                  Los Angeles, California 90017
                  Telephone:  (213) 892-4000
                  Telecopy:   (213) 629-5063

                  7. Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to the remedy of specific


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performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of securing or posting a bond or other security in connection with such remedy.

                  8. Survival. Notwithstanding the sale of its Bonds in accordance with Paragraph 4 hereof or the termination of a Bondholder Group Member's obligations hereunder in accordance with Paragraph 3 hereof, GTS and the Company's obligations and agreements set forth in Paragraphs 13 and 14 (with respect to expenses incurred through the date of such termination) hereof shall survive such termination and shall continue in full force and effect for the benefit of each Bondholder Group Member in accordance with the terms hereof.

                  9. Good Faith Negotiation of Restructuring Documents. GTS, the Company and each Bondholder Group Member covenants and agrees (a) to negotiate in good faith the Restructuring Documents, which GTS and the Company covenants will be, in all respects, materially consistent with this Agreement and the Summary and (b) to act in good faith to support and to ensure the implementation of the Scheme.

                  10. Representations and Warranties of GTS and the Company. GTS and the Company each represents and warrants that the following statements are true, correct and complete as of the date hereof:

                  (a) Corporate Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

                  (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part, and the Restructuring, this Agreement and the attached Summary have been approved in writing by their respective Boards of Directors;

                  (c) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or by-laws or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party or under its memorandum of association or other formational documents;

                  (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any governmental authority or regulatory body, except such filings as may be necessary and/or required with regard to the amendment of the Indentures or with regard to the Scheme; and

                  11. Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, scheme of arrangement or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.


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                  12. Further Acquisition of Securities. This Agreement shall in no way be construed to preclude any of the Bondholder Group Members from acquiring additional Bonds. However, any and all rights and claims obtained by a Bondholder Group Member with respect to, on account of or pursuant to any subsequently acquired Bonds shall automatically be subject to the terms of, and the obligations of such Bondholder Group Member under, this Agreement and the Summary.

                  13. Disclosure of Individual Holdings. Unless required by applicable law or regulation, neither GTS or the Company shall not disclose the holdings of any Bondholder Group Members without the prior written consent of such Bondholder Group Member; and if announcement or disclosure is so required by law or regulation, GTS and the Company, shall afford the Bondholder Group Members a reasonable opportunity to review and comment upon any such announcement or disclosure prior to GTS or the Company making such announcement or disclosure. The foregoing shall not prohibit GTS or the Company from disclosing the approximate aggregate holdings of Bonds among the Bondholder Group.

                  14. Fees and Expenses. GTS and the Company shall perform and shall not terminate the fee agreements with Milbank, Tweed, Hadley & McCloy, LLP ("Milbank") and Pricewaterhouse Coopers ("PwC") except as otherwise provided in their applicable engagement agreements. If any party brings an action against any other party based upon a breach by such other party of its obligations under this paragraph, the prevailing party shall be entitled to all reasonable expenses incurred, including reasonable attorneys', accountants' and financial advisors' fees in connection with such action.

                  15. Reservation of Rights. This Agreement and the Summary are part of a proposed settlement of a dispute among the parties hereto. Except as expressly provided in this Agreement: (a) nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of GTS, the Company, each Bondholder Group Member and any trustee under the Indentures to protect and preserve its rights, remedies and interests, including without limitation, its claims against the other; (b) nothing herein shall be deemed an admission of any kind; and (c) nothing contained herein effects a modification of the rights of GTS, the Company and the Bondholders or any trustee under the Indentures, unless and until the Public Consent Solicitation is approved by the requisite number and amount of Bondholders and, if the Scheme has been sanctioned by the Court, when the Restructuring becomes effective. If the transactions contemplated herein are not consummated, or if this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

                  16. Representation by Counsel. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any party hereto with a defense to the enforcement of the terms of this Agreement against such party based upon lack of legal counsel, shall have no application and is expressly waived.


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                  17. Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

                  18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives.

                  19. Several, Not Joint, Obligations. The agreements, representations and obligations of the Bondholder Group Members under this Agreement and the Summary are, in all respects, several and not joint.

                  20. Prior Negotiations. This Agreement supersedes all prior negotiations with respect to the subject matter hereof.

                  21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

                  22. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GLOBAL TELESYSTEMS (EUROPE) LTD.        GLOBAL TELESYSTEMS GROUP INC.



By:                                     By:
    ------------------------------          ------------------------------------
    Name:                                   Name:
    Title:                                  Title:


THE BONDHOLDER GROUP



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                        GLOBAL TELESYSTEMS (EUROPE) LTD.
                             RESTRUCTURING PROPOSAL

                         SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions (this "Summary") outlines the restructuring (the "Restructuring") referred to in the Lock-Up Agreement dated March 27, 2001 among Global TeleSystems (Europe) Ltd. (the "Company"), Global TeleSystems Inc. ("GTS") and the ad hoc group (hereafter, the "Bondholder Group") of holders (the "Bondholders") of the Company's USD $230,000,000 principal amount 11 1/2% Senior Notes due 2007, USD $150,000,000 principal amount 10[ ]% Senior Notes due 2008, DM 125,000,000 principal amount 11 1/2% Senior Notes due 2007 and DM 150,000,000 principal amount 11% Senior Notes due 2008 (the "Agreement").

This Summary shall, upon execution of the Agreement, be incorporated in, form a part of and be subject to the terms and conditions set forth in the Agreement. Capitalized terms used but not defined in this Summary shall have the meanings given to them in the Agreement.

TREATMENT OF CLAIMS AND
ALLOCATION OF EQUITY

     Bond Claims           If the Scheme has been sanctioned by the Court, then
                           on the effective date of the Restructuring (the
                           "Effective Date") and in full satisfaction of all claims arising from or in relation to the Bonds, the Bondholders, will, after giving effect to the Restructuring Transactions, become the beneficial owners of a company newly incorporated by the Bondholders ("Newco") by receiving an amount of common stock of Newco (the "Common Stock") equal to:

                           (a)      90% of the Common Stock outstanding; less

                           (b) the amount of Common Stock issued to key employees of Newco and its subsidiaries (the "Newco Group") on the Effective Date pursuant to the Employee Incentive Plan described below.

                           The Bondholders shall be beneficially entitled to all such Common Stock (collectively, the "Bondholder Common Stock") pro rata to their respective Claims, as calculated and distributed by the Bank of New York as book-entry depositary/trustee.


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GTS                         If the Scheme has been sanctioned by the Court, then
                            on the Effective Date and after giving effect to the Restructuring Transactions, GTS or its Subsidiaries as specified below, or as specified later by GTS, will become the holder of:

                            (a)      10% of the Common Stock;

                            (b) warrants (the "50% Warrants") to purchase, at any time before the fifth anniversary of the Effective Date, an amount of Common Stock equal to 5% of the Common Stock outstanding on the exercise date. The price per share of Common Stock purchased under the 50% Warrants shall be the price that would cause the aggregate value of the Common Stock issued to the Bondholders on the Effective Date to be equal to 50% of the aggregate of the Claims of all the Bondholders; and

                            (c) warrants (the "100% Warrants") to purchase, at any time before the fifth anniversary of the Effective Date, an amount of Common Stock equal to 5% of the Common Stock outstanding on the exercise date. The price per share of Common Stock purchased under the 100% Warrants shall be the price that would cause the aggregate value of the Common Stock issued to the Bondholders on the Effective Date to be equal to 100% of the aggregate of the Claims of all the Bondholders.

50% Warrants and 100%       Exercised 50% and 100% Warrants shall dilute all
Warrants                    holders of Warrants Common Stock ratably, including
                            Bondholders, GTS and employees of the Newco Group.


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Employee Incentive Plan     On the Effective Date, Newco Group will adopt an
                            employee incentive plan (the "Employee Incentive Plan") that will provide key employees of the Newco Group with grants of, or rights to earn-in, Common Stock, stock options, restricted shares, warrants or other similar consideration ("Employee Warrants" which, together with the 50% Warrants and the 100% Warrants, comprise the "Warrants") equal to no more than 20% of the Common Stock outstanding on the Effective Date. All exercised Employee Warrants shall dilute the Bondholder Common Stock and any Common Stock held by employees of the Newco Group by virtue of the Employee Incentive Plan at the time the Employee Warrants are exercised. The Employee Warrants shall not dilute the Common Stock that GTS will hold by virtue of this Term Sheet.

Forbearance                 Prior to the termination of the Agreement, each
                            Bondholder Group Member agrees to forbear from exercising, and from supporting any exercise by other Bondholders (or their trustee or representative) of, remedies against the Company and GTS (and their respective affiliates, officers and directors) in connection with the Bonds under the Credit Agreement, including, without limitation, (i) acceleration and (ii) commencement of any action or proceeding to collect or recover any amount on the Bonds which is due and payable.

Restructuring Transactions  As of the Effective Date, the following transactions
                            (collectively, the "Restructuring Transactions") shall be consummated:

  GTS subordinated debt     (a)      GTS will exchange its claims arising from
  for equity                         its remaining(1) subordinated loans to the
                                     Company for ordinary shares of the Company, thereby capitalising its debt claim;

----------

1 Those subordinated loans that have not been discharged as consideration for asset transfers out of Business Services.


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Newco incorporation        (b)      The Bondholders will form Newco. Newco will
                                    purchase from the Bondholders all of the claims against the Company arising from or in relation to the Bonds for a further issue of shares to the Bondholders.

Bond for equity swap       (c)      Newco will capitalize the debt due from the
                                    Company arising from or in relation to the Bonds, and in exchange Newco will receive newly issued stock such that Newco will own
                                    99% of the common stock of the Company after such issuance.

Conversion of GTS          (d)      GTS will convert its 1% interest in the
interest to shares                  Company into deferred deferred shares in the
                                    Company without voting rights or dividend rights. At the earliest possible future date, the Company will reduce its capital such that GTS' interest in the Company will be eliminated.

GTS Contributes Shares     (e)      Newco will issue to GTS 2% of its
of GTS Belgium and                  fully-diluted Common Stock (which will have
NetSource                           pre-emptive rights attached to it) in
                                    exchange for GTS' transfer to Newco of GTS' ownership interest in Netsource Europe as a and Global TeleSystems (Belgium) SA. GTS will later contribute the 2% interest in Newco to Holdings BV.

Common Stock and           (f)      Newco will issue to Global Telesystems
Warrants to GTS                     Holdings BV ("Holdings BV"): (i) 8% of its
                                    fully-diluted Common Stock (which will have pre-emptive rights attached to it); (ii) the 50% Warrants and (iii) the 100% Warrants in exchange for the transfer to Newco by Holdings BV of its ownership interests in Global TeleSystems (Nederland) B.V., Global
                                    TeleSystems (Denmark) AS, Global TeleSystems
                                    (Sverige) AB.

GTS Italy                  GTS will not transfer, or procure that its
                           Subsidiaries transfer, the ownership of GTS Italia
                           S.r.l. to Newco. GTS shall retain all its shares in and the liabilities of GTS Italia S.r.l. and may, in its sole discretion, sell the assets of or wind down
                           GTS Italia S.r.l.


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Asset Transfers            On or before the Effective Date (a) the Company
                           and/or its subsidiaries ("Business Services") shall transfer to GTS and/or its Subsidiaries those assets identified in Exhibit A (the "Business Services Transfer Assets") and (b) GTS shall or shall procure that its Subsidiaries transfer to Business Services those assets identified in Exhibit B (the "GTS Transfer Assets"; collectively with the Business Services Transfer Assets, the "Transfer Assets").

                           Each Business Services Transfer Asset shall be sold for and each GTS Transfer Asset shall be purchased for fair market value. Consideration for these transfers may in the first instance and to the extent possible, have their respective values set off (i) against one another or (ii) against any intercompany claims outstanding.

                           GTS shall assume all liabilities connected to and associated with the Business Services Transfer Assets that arise on or subsequent to the date that the Business Services Transfer Assets are transferred to GTS. Business Services shall assume all liabilities connected to and associated with the GTS Transfer Assets that arise on or subsequent to the date that the GTS Transfer Assets are transferred to Business Services.

Payment of                 In consideration of (a) GTS and/or its Subsidiaries'
Intercompany Claims        receipt of the Business Services Transfer Assets, GTS
                           and each of its Subsidiaries shall treat as paid as of December 31, 2000 or March 31, 2001 all intercompany claims they possess against Business
                           Services as of the Effective Date (other than those claims contemplated or that arise under this Term
                           Sheet) and (b) Business Services' receipt of the GTS
                           Transfer Assets, Business Services shall treat as paid as of December 31, 2000 or March 31, 2001 all intercompany claims it possesses against GTS and its Subsidiaries as of the Effective Date (other than those claims contemplated or that arise under this Term Sheet).

Prepaid calling cards      The parties hereto expect that the prepaid calling
                           card business will be sold or liquidated on or before March 31, 2001. Any costs associated with the prepaid calling card business or the sale or liquidation of said prepaid calling card business thereafter will be paid by the Company in the ordinary course of business.


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  Trade and Other Claims   Trade debt and claims against the Company or the
                           Newco Group, other than claims of the Bondholders and GTS as described herein, will not be impaired by this restructuring and will be paid in the ordinary course of business.

FINANCING

  Business Plan            Provided that all financing after June 1, 2001 is
                           conditioned upon GTS' selling assets or subsidiaries sufficient to allow GTS to provide such financing, GTS will make the following financing available (i) as of and after April 1, 2001, to Newco or any entities in Business Services listed on Schedule II to the Agreement, as applicable, and (ii) as of and after the Effective Date, to Newco Group:

       Working Capital     (a)      a revolving credit facility of up to E.35
       Facility                     million, in accordance with the summary
                                    terms and conditions set forth in Exhibit C
                                    (the "Working Capital Facility"), for the purpose of funding the Business Plan;
                                    provided that the Working Capital Facility shall not be used for the purpose of making payments of amounts owed by Business
                                    Services to Ebone;

       Ebone Facility      (b)      a revolving credit facility of up to E.20
                                    million, in accordance with the summary
                                    terms and conditions set forth in Exhibit D
                                    (the "Ebone Facility"), for the purpose of funding payments of amounts owed by any entities in Business Services listed on
                                    Schedule II to the Agreement to Ebone for Ebone transmission services or capacity;
                                    provided that, on the Effective Date, all amounts then or thereafter outstanding under the Ebone Facility shall be repaid through the issuance to GTS of preferred stock in Newco with a liquidation preference based upon the principal amount of the Ebone
                                    Facility, and accreting and accumulating dividends at 12% per annum not payable in cash, and shall have such other standard terms as conditions as described in the Scheme; and all security interests securing the Ebone Facility shall be canceled.

                                    All loans under the Ebone Facility will be made via the direct payment by GTS to Ebone of amounts owed to Ebone by Business Services, as the case may be. Such payments by GTS shall be made automatically 30 days after the related invoice has been sent to the Business Services for its review and reasonable approval unless the Company or Newco informs GTS prior to that time that the amounts set forth in the invoice are not properly due and the reasons for such conclusion. Payments shall be due within 30 days following the date of the invoice.

Warranty Regarding                  GTS warrants that the cumulative costs of
Sufficiency of Ebone                all Ebone transport services to be provided
Facility                            to Business Services for the period April 1,
                                    2001 through December 31, 2001, shall not exceed the funds available under the Ebone
                                    Facility; provided that the number of
                                    circuits and capacity requested and utilized by Business Services is not materially greater than that set forth in the orders provided by Business Services to Ebone prior to the execution of this Terms Sheet. To the extent that the cumulative costs of such capacity exceed the funds available under the Ebone Facility for the above-referenced period, GTS shall increase and fund the Ebone Facility dollar for dollar.

Conditions Precedent                The obligation of GTS to execute and deliver
                                    the Working Capital Facility and the Ebone
                                    Facility is subject to, among other things,
                                    (i) with respect to funding provided after the Consent Period (as defined below), a majority of holders of the respective series of Bonds approve amendments to the indentures governing the Bonds to permit the financing on the terms and conditions set forth herein; (ii) the production of satisfactory loan and security documentation, (iii) the due performance of the Company's and Newco Group's obligations hereunder, including the transfer of the Business Services Transfer Assets and (iv) with respect to financing to be provided on and after June 1, 2001, GTS selling assets or subsidiaries sufficient to allow GTS to provide such financing. The obligation of GTS to fund the Working Capital Facility and Ebone facility after June 1, 2001, is conditioned upon GTS' selling assets or subsidiaries sufficient to allow GTS to provide such financing.

Public Consent Solicitation         Notwithstanding any other provision of the
                                    Agreement or this Summary to the contrary,
                                    (i) GTS will continue to fund the Company in a manner consistent with past practice from the date hereof until the termination of the Public Consent Solicitation (the "Consent
                                    Period"), (ii) after the termination of the Consent Period, GTS will not be obligated to fund the Company unless the requisite consents of Bondholders are received in the Public Consent Solicitation and (iii) all funding of the Company by GTS after April 1, 2001 shall, upon obtaining the requisite consents of the Bondholders pursuant to the Public Consent Solicitation, be deemed to have been made on a secured basis as set forth herein.

Subordination                       If the Company or the Newco Group, as the
                                    case may be, obtains funds from any Person other than GTS for the purpose of funding the Business Plan ("Third Party Finance"), then GTS' right to repayment of any amounts outstanding under, and security interests with respect to, the Working Capital
                                    Facility, may be subordinated to an
                                    aggregate amount of up to E.15 million of such Third Party Finance.

                                    Any Third Party Finance in excess of E.15 million shall, at the option of Newco either
                                    (a) be ranked subordinate to the working capital facility or (b) be senior to the Working Capital Facility to the extent that such Third Party Finance reduces the working capital facility dollar for dollar.

OPERATIONS                          Prior and subsequent to the Effective Date,
                                    Business Services or the Newco Group, as the case may be, shall continue operations in the ordinary course of business; provided that, as of the date of the Agreement:

   Data sales                       (a)      Business Services or the Newco
                                             Group, as the case may be, may
                                             become a reseller of data services,
                                             market such services and enter into
                                             agreements with other Persons to
                                             provide such services to such other
                                             Persons as the management employees
                                             of Business Services or the Newco
                                             Group, as the case may be, in their
                                             sole discretion, may decide;

   Business Operations              (b)      GTS and Business Services, or the
                                             Newco Group, as the case may be,
                                             will cooperate to procure the
                                             effective separation of accounting,
                                             regulatory, finance and IT systems
                                             and business operations prior to,
                                             or within a reasonable time not to
                                             exceed, ninety (90) days after the
                                             Effective Date.

   Reconfiguring the                (c)      Business Services has existing
   Ebone "backbone"                          orders with Ebone for the creation
                                             of a new network configuration for
                                             Ebone transport. GTS and Business
                                             Services, or the Newco Group, as
                                             the case may be, will use best
                                             efforts to cooperate in
                                             provisioning the new star
                                             configuration backbone network on
                                             Ebone as expeditiously as
                                             reasonably practical.

   Sale of Business                 (d)      GTS and the Bondholder Group will
   Services                                  immediately commence discussions
                                             regarding whether the continuation
                                             of the process to sell all or any
                                             part of Business Services is in
                                             their collective best interests. In
                                             the event that the parties hereto
                                             determine that such a sale is not
                                             in their collective best interests,
                                             any and all such sale efforts shall
                                             immediately cease, unless both
                                             parties agree to continue some
                                             portion thereof.

   Financial due diligence          (e)      (i) GTS shall, or shall procure
                                             that Business Services shall,
                                             provide to the Bondholders and
                                             their advisors a weekly cash
                                             statement tracking the sources and
                                             uses of Business Services' cash;

                                             (ii) Cash management functions of
                                             Business Services shall be operated
                                             in the normal course of business
                                             during the month of March 2001 such
                                             that the working capital position
                                             of Business Services as of April 1,
                                             2001, the start date of the Working
                                             Capital Facility, is not materially
                                             different than the working capital
                                             position as of March 1, 2001. The
                                             "Days Outstanding" for both total
                                             accounts payable (DOAP) and
                                             accounts receivable (DSO) will be
                                             calculated as of month-end February
                                             2001 and month-end March 2001. The
                                             net change in DOAP from month-end
                                             February to month-end March will be
                                             netted against the net change in
                                             DSO from month-end February to
                                             month-end March. If the total net
                                             change in working capital is five
                                             days or less, then that will be
                                             considered sufficient evidence of
                                             operating the business in the
                                             normal course. Any difference
                                             greater or less than five days will
                                             cause an appropriate adjustment in
                                             the Working Capital Facility amount
                                             as of the Effective Date.

   Fees and expenses                (f)      GTS will pay the reasonable fees
                                             and expenses of the advisors to the
                                             Bondholders in connection with the
                                             Restructuring in accordance with
                                             any previously agreed terms;

   Litigation settlement            (g)      The settlement payment relating to
   payment                                   the claim by Ecotel against Global
                                             TeleSystems (Deutschland) GmbH will
                                             be paid in full by GTS on or before
                                             March 31, 2001;

   Payments for Ebone               (h)      Payment on an arm's length basis
   Transport Services                        will be made by Business Services,
                                             or any member of the Newco Group
                                             (or GTS on Business Service's
                                             behalf under the Ebone Loan
                                             Facility), as the case may be, to
                                             Ebone or its Subsidiaries for any
                                             use of Ebone's transport services
                                             by Business Services or such member
                                             of the Newco Group, provided,
                                             however, that Business Services, or
                                             each member of the Newco Group,
                                             shall receive "most favored
                                             customer" pricing for ordered
                                             circuits.

   Working Capital Facility         (i)      As of Effective Date, GTS must
                                             evidence to the Bondholder Group's
                                             reasonable satisfaction that GTS
                                             will be able to fund any as yet
                                             unfunded working capital available
                                             to the Newco Group under the
                                             Working Capital Facility;

   Non-solicitation                 (j)      Subject to the exception that
                                             Business Services shall have a one
                                             time right, exercisable by no later
                                             than April 1, 2001, to solicit for
                                             rehire up to 20 (20) employees of
                                             Ebone who were formerly employees
                                             of Business Services, Business
                                             Services, and its successors, on
                                             the one hand, and GTS and its
                                             Subsidiaries, on the other hand,
                                             shall not solicit each others'
                                             employees for a period of twelve
                                             (12) months after the Effective
                                             Date. Otherwise, there shall be no
                                             non-compete agreements between GTS
                                             and Business Services;

   Retention payments               (k)      Business Services will use its best
                                             endeavours and be solely
                                             responsible to negotiate new
                                             management contracts with key
                                             employees on reasonable terms. GTS
                                             will remain liable for any
                                             retention bonus payments owing to
                                             employees of the Company or the
                                             Newco Group pursuant to agreements
                                             which are in effect as of the date
                                             of the Agreement.

                                    GTS represents to the Bondholder Group that no existing agreement with any employee of Business Services would cause or allow such employee to be entitled to severance payments as a result of the consummation of the Restructuring or the transactions contemplated herein.

   Brand Name                       (l)      Provided that all members and
                                             employees of the Business Services
                                             or Newco Group make clear to all
                                             third parties that Business
                                             Services and the Newco Group are
                                             independent of, and have no
                                             affiliation with, GTS, and that GTS
                                             has no liability for actions taken
                                             by a Business Services company or
                                             employee or the Newco Group during
                                             such term, the Newco Group shall
                                             have the right to use GTS' brand
                                             name and logo at no cost to the
                                             Newco Group, for ninety (90) days
                                             from the Effective Date and shall
                                             cease to use such brand name and
                                             logo immediately thereafter. This
                                             intellectual property allowed to be
                                             used by the NewCo Group shall
                                             include trademarks, trademark
                                             applications, rights in any design,
                                             copyrights, logos, trade names and
                                             business names presently used by
                                             Business Services.

   LAN Customers                    LAN on-demand customers shall remain with
                                    Business Services.

CONDITIONS

 Scheme The Company will not apply to the Court to adopt the Scheme or order meetings of the Bondholders and the shareholders of the Company to consider the Scheme unless and until:

   Business Plan                    (a)      Bondholder Group Members holding a
                                             majority of the Dollar Equivalent
                                             in principal amount of the
                                             aggregate Dollar Equivalent of
                                             Bonds held by the Bondholder Group
                                             have executed Agreements and
                                             approved the Business Plan;

   Scheme documentation             (b)      GTS and the Bondholder Group have
                                             approved the form and substance of
                                             the proposed documentation for the
                                             Scheme, the Restructuring and for
                                             the financing described above;

   Legal due diligence              (c)      the Bondholder Group shall have
                                             completed verification that
                                             Business Services holds regulatory
                                             licenses required for is
                                             operations.

Closing The occurrence of the Effective Date shall be subject to the following conditions precedent:

   Ebone Services                   (a)      Business Services and Ebone shall
                                             reach an acceptable arm's length
                                             agreement for the provision of
                                             Ebone services to Business Services
                                             (and, after the Effective date, the
                                             Newco Group or its members),
                                             calling for Newco to receive "most
                                             favored customer" pricing for
                                             ordered circuits.

   Material changes                 (b)      there shall have been no material
                                             adverse change to the financial
                                             condition or the operations of
                                             Business Services since the date of
                                             the Agreement;

   Scheme approval                  (c)      the Bondholders and the
                                             shareholders of the Company shall
                                             have approved the Scheme with the
                                             required majorities, the Court
                                             shall have sanctioned the Scheme
                                             and the Scheme shall have been
                                             filed with the Registrar of
                                             Companies;

   Contingent liabilities           (d)      GTS shall represent and warrant
                                             that to the best of its knowledge
                                             there are no material contingent
                                             liabilities of Business Services
                                             not disclosed in its financial
                                             statements and shall indemnify and
                                             hold harmless the Newco Group to
                                             the extent that it has knowledge of
                                             contingent liabilities that it has
                                             failed to disclose; and

   Documentation                    (e)      documentation of all aspects of the
                                             Restructuring shall be satisfactory
                                             to the Company, GTS and the
                                             Committee.

MISCELLANEOUS

   Indemnification                  GTS shall indemnify and hold harmless the
                                    entities listed on Schedule II to the
                                    Agreement, or the Newco Group, as the case may be, from any and all loss, liability and expense incurred or suffered by such entities arising out of: (a) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by GTS pursuant to this Term
                                    Sheet; (b) any assumed liability arising out of the GTS Transfer Assets; (c) any liability incurred by Business Services arising from acts or omissions by GTS Italia s.r.l. prior to the date of its acquisition by the Company; and (d) any costs or expenses incurred by such entities arising from or related to claims asserted by or the settlement of claims by or against Ecotel.

                                    The entities listed on Schedule II to the Agreement and Newco shall indemnify and hold harmless GTS from any and all loss, liability and expense incurred or suffered by GTS arising out of: (a) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by such entities or Newco pursuant to this Term Sheet; and (b) any assumed liability arising out of the Business Services Transfer Assets.

   Financial Statements             The Company shall provide its financial
                                    statements for the year ending December 31, 2000, audited in accordance with U.S. GAAP, to the Bondholder Group as such statements become available.

   Board Members                    A nominee of GTS shall have the right to
                                    attend meetings of the board of directors
                                    ("Board Meetings") of Newco, but the nominee shall have no rights to vote at any Board
                                    Meetings and be indemnified by Newco for any action taken action taken at a Board meeting. GTS shall have the right to receive minutes of the Board Meetings together with any and all information circulated to the directors of Newco in their role as such.

   Public Securities                The parties to the Agreement contemplate
                                    that when practicable and market conditions are suitable after the Effective Date, the Common Stock may be registered and publicly traded.

                                    EXHIBIT C

           SUMMARY OF TERMS AND CONDITIONS OF WORKING CAPITAL FACILITY

This Summary of Terms and Conditions outlines certain terms of the Working Capital Facility referred to in the term sheet annexed to a letter agreement dated March 27, 2001 among the Company, GTS and the Bondholders (each as defined therein) (the "Agreement"). This Summary of Terms and Conditions is part of and subject to the Agreement. Certain capitalized terms used herein are defined in the Agreement.



BORROWER:                           Any entity in Business Services listed on
                                    Schedule II to the Agreement or Newco , as applicable

LENDER:                             GTS

GUARANTORS:                         All direct and indirect subsidiaries of the
                                    Company and Newco.

FACILITY:                           A revolving credit facility in an aggregate
                                    principal amount of up to E.35 million.
                                    All advances outstanding under the Working
                                    Capital Facility (the "Advances") shall
                                    become due and payable on December 31, 2003
                                    (the "Maturity Date").

ADVANCES:                           Advances will be made by GTS to fund the
                                    operations of the Company or Newco, as
                                    applicable, on a monthly basis in accordance with the Business Plan.

TERM: The Working Capital Facility shall be a revolving credit facility from April 1, 2001 to December 31, 2001. Thereafter the Working Capital Facility shall convert to a term loan facility payable on the Maturity Date.

CLOSING DATE:                       On or before April 1, 2001.

PURPOSE: Proceeds of the Advances under the Facility will be used solely to provide financing for working capital, letters of credit, capital expenditures and other general corporate purposes of the Company or the Newco Group, as applicable as permitted by the loan documentation.

INTEREST:                           Advances will accrue interest at the rate of
                                    12% per annum, payable on the Maturity Date.

SECURITY/PRIORITY:                  The Working Capital Facility will be secured
                                    by a fixed and floating charge on all assets of the Company or Newco, as applicable including, without limitation, all of shares in their respective direct subsidiaries.

                                    The Facility will be on a senior basis and will be expressly senior to claims arising under or related to the Bonds.

PREPAYMENT:                         Prior to the Effective Date, the Company
                                    will have the right to repay the loan, in an amount equal to 95% of the outstanding loan balance, including all accrued interest, at any time following the Effective Date. Newco will have the right to prepay the Working
                                    Capital facility in an amount equal to 95% of its gross value, which value shall include all accrued interest, at any time prior to January 31, 2002; provided that the prepayment discount will reduce by 0.5 percent each month from February 1, 2002 through November 30, 2002, after which Newco will have the right to prepay the Working
                                    Capital facility in an amount equal to 100% of its stated value, which shall be the principal sum of the amounts advanced under the Working Capital Facility and all accrued interest thereon, without the benefit of any redemption discount.

                                    EXHIBIT D

                                 EBONE FACILITY
                         SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions outlines certain terms of the Ebone Facility referred to in the term sheet annexed to a letter agreement dated March 27, 2001 among the Company, GTS and the Bondholders (each as defined therein) (the "Agreement"). This Summary of Terms and Conditions is part of and subject to the Agreement. Certain capitalized terms used herein are defined in the Agreement.


BORROWER:                           Any entity in Business Services listed on
                                    Schedule II to the Agreement or Newco , as applicable

GUARANTORS:                         All direct and indirect subsidiaries of the
                                    Company and Newco.

FACILITY:                           A revolving credit facility in an aggregate
                                    principal amount of up to E.20 million.

ADVANCES:                           Advances will be made by GTS to fund the
                                    operations of the Company or Newco, as the case may be, in the normal course of business based on a cumulative monthly limit. Advances for amounts payable to Ebone will be made by GTS directly to Ebone on behalf of the Company or Newco, as applicable.

CLOSING DATE:                       On or before April 1, 2001

PURPOSE: Proceeds of the Advances under the Ebone Facility will be used solely to provide financing for to enable the Company or the Newco Group, as applicable, make payments for its use of the Ebone network.

INTEREST:                           Advances will bear interest at the rate of
                                    12% per annum.

SECURITY/PRIORITY:                  The Ebone Facility will be secured by a
                                    fixed and floating charge on all assets of the Company or Newco, as applicable including, without limitation, all of shares in their respective direct subsidiaries.

                                    To the extent of the collateral, the
                                    Facility will be on a senior basis and will be expressly senior to claims arising under or related to the Bonds.

                                    On the Effective Date, all obligations under the Ebone Facility shall be paid through the issuance of shares of preferred stock in Newco ("Ebone Preferred Stock") and all security interests in favor of GTS shall be extinguished.

PREPAYMENT:                         Prior to the Effective Date, the Company
                                    will have the right to repay the loan, in an amount equal to 95% of the outstanding loan balance, including all accrued interest, at any time and following the Effective Date and the conversion of the Ebone Facility to the Ebone Preferred Stock. Newco will have the right to redeem the Ebone Preferred
                                    Stock in an amount equal to 95% of its par value, which value shall include all accrued interest, at any time prior to January 31, 2002; provided that the early redemption discount will reduce by 0.5 percent each month from February 1, 2002 through November
                                    30, 2002, after which Newco will have the right to redeem the Ebone Preferred Stock in an amount equal to 100% of its par value, which shall be the principal sum of the amounts advanced under the Ebone Facility and all accrued interest thereon, without the benefit of any redemption discount.